ACCOUNTING SERVICES AGREEMENT


         AGREEMENT, made as of this ___ day of ___________, 1993 by and between THE BOSTON COMPANY ADVISORS, INC., a Massachusetts corporation (hereinafter called "Boston Advisors") and ____________ U.S. LARGE STOCK FUND, a Delaware business trust (hereinafter called the "Trust").

         WHEREAS, the Trust is registered as an open-end diversified management investment company under the Investment Company Act of 1940;

         WHEREAS, the Trust desires to retain Boston Advisors to render pricing and bookkeeping services to the Trust and Boston Advisors is willing to render such services;


                                   WlTNESSETH

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Trust hereby appoints Boston Advisors to act as Pricing and Bookkeeping Agent of the Trust on the terms set forth in this Agreement. Boston Advisors accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. SERVICES. Boston Advisors shall be responsible for (i) the determination of the net assets of the Trust and the net asset value per share of the outstanding shares of the Trust and the offering price,. if different from the net asset value per share, at which the Trust's shares are sold, at the time and in the manner from time to time determined by the Board of Trustees of the Trust ("pricing") and the timely communication of such information to the person or persons designated by the Trust; and (ii) maintaining the accounts, books and other records of the Trust required by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder or as the Trust may reasonably require for tax, accounting, performance, advertising and other business purposes ("bookkeeping"). All accounts, books and records are the property of the Trust; shall be available for inspection and use by the Trust and shall be preserved by Boston Advisors for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940 and shall be surrendered to the Trust upon request. Boston Advisors shall furnish at its expense space and all necessary light, heat, equipment, stationery and stenographic, clerical, mailing and messenger services in connection with such pricing and bookkeeping.

         Boston Advisors will from time to time employ or associate with itself such person or persons as Boston Advisors may believe to be particularly suited to assist it in the performance of this Agreement.




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         3. COMPENSATION OF BOSTON ADVISORS. For the services to be rendered and the facilities to be furnished by Boston Advisors as provided in Sections 2 and 3 hereof, Boston Advisors shall receive from the Trust an annual fee, payable monthly, computed as follows:

                  (a) ANNUAL FEE. For the services to be rendered and the facilities to be furnished by Boston Advisors, as provided in this Agreement, Boston Advisors shall be compensated by the Trust pursuant to a Fee Schedule between the Trust and Boston Advisors as set forth in Schedule A attached hereto.

                  (b) FEE ACCRUAL AND PAYMENT. Remuneration under this Agreement shall begin to accrue on the date hereof. The fee for the previous month shall be paid on the first business day of each month, provided that in the event this Agreement is terminated as of a date other than the last day of a month, the fee shall be computed pursuant to paragraph (c) of this Section 3 and paid on the effective date of such termination.

                  (c) PRORATION. If this Agreement commences on any date other than the first day of a month, the fee payable with respect to such initial fractional month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period.

         4. AUDIT INSPECTIONS AND VISITATION. Boston Advisors shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for the reasonable audit and inspections by the Trust, or any regulatory agency having authority over the Trust. Upon reasonable notice by the Trust, Boston Advisors shall make available during regular business hours its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by any person designated by the Trust, or any regulatory agency having authority over the Trust.

         5. ACTS OF GOD. ETC. Boston Advisors shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to, acts of civil or military authority, national emergencies, work stoppage, fire, flood, catastrophe, act of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdown beyond its control Boston Advisors shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     6. RELIANCE ON WRITTEN OR ORAL INSTRUCTIONS. For all purposes under this Agreement, Boston Advisors is authorized to act on written or oral instructions that Boston Advisors receives and reasonably believes to be transmitted by a person

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authorized by the Board of Trustees of the Trust to give such instructions. Oral instructions will be followed by confirmatory written instructions, document or written record to Boston Advisors. Boston Advisors shall be entitled to rely reasonably on any written or oral instructions received and any act or omissions undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust.

         7. LIABILITY AND REMEDIES. (a) Boston Advisors shall not be liable for any loss suffered by the Trust in connection with the performance of Boston Advisors' obligations and duties under this Agreement, except to the extent that such loss results from negligence or willful misconduct in the performance of, or omission to perform, such obligations and duties. Boston Advisors shall not be deemed to have been negligent or to have engaged in willful misconduct with respect to any incorrect calculations of net asset value per share ("pricing errors") to the extent that a pricing error is based upon prices furnished by an independent pricing service prudently selected by Boston Advisors, provided that in the event that Boston Advisors receives a price from a pricing service for any security owned by the Trust which results in a pricing variance in excess of 10% of the prior business day's price for such security, Boston Advisors shall notify, via fax, the investment manager of the Trust of such pricing variance by 5:45 P.M. on the date that the pricing variance occurs.

                  (b) Notwithstanding the provisions of Section 7(a), Boston Advisors shall be liable for any loss to the Trust resulting from a pricing error caused by Boston Advisors' own negligence to the extent that such loss resulted from an error in computation by Boston Advisors unless and to the extent that such pricing error resulted from incorrect information supplied or necessary information not provided by the Trust or any of its agents.

                  (c) In the event of a pricing error, Boston Advisors shall correct such error promptly upon discovery and, if Boston Advisors is liable to the Trust for such error under this Section 7, Boston Advisors (acting through the Trust's transfer agent, but at the direction and responsibility of Boston Advisors), may seek to mitigate the loss or dilutive effect to certain shareholders resulting therefrom by adjusting share balances to the extent practicable for transactions executed while such error was in effect to reflect balances that should have resulted in the absence of such error ("reprocessing"), provided however that Boston Advisors shall not reprocess any account after 30 days after such error occurred (with each business day that such error occurred being considered a separate error) without the consent of the Trust.

                  (d) For purposes of a pricing error for which Boston Advisors is liable under this Section 7, the Trust may have incurred a loss or there may have been a dilution with respect to certain shareholders (i) if the pricing error resulted in a net asset value per share in excess of the actual net asset value per share ("overpricing") or (ii) if the error resulted in a net asset value per share that was less

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than the actual net asset value per share ("underpricing"). In the case of an overpricing error, shareholders who purchased shares during the pendency of such error may have their accounts reprocessed to reflect the additional shares which they should have received upon investment and any subsequent shares to which they should be entitled. Boston Advisors shall reimburse the Trust for all excess amounts per share paid out to redeeming shareholders during the pendency of an overpricing error if such excess amount per share exceeds ____ of the corrected net asset value of the Trust.

         In the case of an underpricing error, Boston Advisors shall bear all processing and mailing costs, if any, in accordance with good industry practice with respect to redeeming shareholders who are entitled to additional amounts on account of such error. Boston Advisors shall also be entitled pursuant to
Section 7(c) to reprocess accounts of shareholders who purchased shares during the pendency of such error and received too many shares as a result thereof, and to the extent that any such account is not reprocessed or capital is not contributed thereto pursuant to Section 7(e) (i.e. if the cost of reprocessing exceeds the loss or dilutive effect to its shareholders), Boston Advisors shall contribute capital to the Trust in the amount necessary to remedy the dilutive effect of the underpricing error.

                  (e) In the event of a pricing error for which Boston Advisors is liable under Section 7, the Trust shall not withhold its consent to any reprocessing pursuant to Section 7(c) to increase account share balances of shareholders who purchased during the pendency of an overpricing error. Moreover, pursuant to Section 7(c), the Trust shall not unreasonably withhold its consent to any reprocessing to decrease share balances of shareholders who purchased during the pendency of an underpricing error, provided however that in the case of certain shareholder accounts of significant clients of the Trust's investment manager or of an affiliate of such investment manager where the President of the Trust determines that the best interests of the Trust so require, the Trust may withhold consent, in which case the investment manager shall contribute capital to the Trust equal to 60% of the amount necessary to remedy the dilutive effect of an underpricing error if such accounts were not reprocessed, and Boston Advisors shall contribute 40% of such amount.

                  (f) If Boston Advisors is required to reimburse the Trust under the terms of the Agreement for any loss under this Section 7, Boston Advisors shall be subrogated to the rights of the Trust and may pursue such remedies, including legal actions, as Boston Advisors considers appropriate with respect to shareholders who receive excess redemption proceeds because of overpricing errors, provided that such shareholders are not significant investment clients of the Trust's investment manager or of an affiliate of such manager, at the time such remedy is pursued. With respect to shareholders who are such significant clients, Boston Advisors may request by one or more letters, subject to the reasonable approval as to substance and tone by such investment manager, that the shareholders return any excess to Boston Advisors, and

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may discuss this matter in person or by phone with such shareholders in a manner not inconsistent with the tone and spirit of the approved letter, but in no event shall Boston Advisors seek any further remedies against such shareholders, including litigation, without giving the Trust's investment manager notice, and the opportunity to pay Boston Advisors 40% of the aggregate excess attributed to such clients under $100,000, and 60% of the aggregate excess attributed to such clients of $100,000 or more, in which event Boston Advisors shall not seek further remedies against such shareholders.

         8. TERM AND TERMINATION. (a) This Agreement shall become effective on the date set forth above and shall continue in effect from year to year thereafter unless terminated pursuant to Section 8(b) of this Agreement.

                  (b) This Agreement may be terminated by either party on 120 days' written notice without payment of any penalty, provided that in the event that Boston Advisors elects to discontinue providing accounting and bookkeeping services to all of its non-affiliated investment companies, Boston Advisors shall provide the Trust with 240 days' written notice prior to such termination date or any such shorter period as the parties may mutually agree.

         9. LIABILITY OF TRUSTEES OFFICERS AND SHAREHOLDERS. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.]

                                    * * * * *


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



         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officer thereunto duly authorized as of the day and year first written above.

                                            THE BOSTON COMPANY ADVISORS, INC.



                                            By:________________________________
                                                  Authorized Officer


                                            U.S. LARGE STOCK FUND



                                            By:________________________________
                                                  Authorized Officer


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



                          ACCOUNTING SERVICES AGREEMENT

                                  FEE SCHEDULE

                                   SCHEDULE A


         U.S. Large Stock Fund agrees to pay The Boston Company Advisors, Inc. the following fee. Such fee to be calculated on the daily net assets of the Trust.

I.       CHARGES
         -------


Year one or less than $50 million of      .02% of the value of the Trust's total
net assets                                net assets
Year two or at such time when             .03% of the value of the Trust's total
aggregate net assets equal or exceed      net assets
$50 million during year one
Year three and thereafter or at such      .04% of the value of the Trust's total
time when aggregate net assets            net assets
exceed $100 million during years one
or two

         In each case, a year shall be calculated beginning with the commencement of the Trust's operations.

II.      OUT-OF-POCKET EXPENSES
         ----------------------

         All reasonable out-of-pocket expenses to include, but not be limited to, such items as telephone, wire charges, courier services, etc.

III.     MINIMUM FEE
         -----------


Year one or less than $50 million of    No minimum fee
net assets
Year two or at such time when           $1,000 per month
aggregate net assets equal or
exceed $50 million during year
one


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Year three and thereafter or at such   $1,000 per month
time when aggregate net assets
exceed $100 million during years one
or two

IV.      SPECIAL SERVICES
         ----------------

         Fees for activities of a non-recurring nature such as portfolio consolidation or reorganizations, extraordinary shipments and the preparation of special reports will be subject to negotiation.

                       SUPPLEMENT NO. 1 TO THE CUSTODY AND
                         ACCOUNTING SERVICES AGREEMENTS


         Pursuant to Sections 1 (h), 3.(b) and 13.(f) of the CUSTODY AGREEMENT dated as of March 20, 1989 between WEISS, PECK & GREER FUNDS TRUST (the "Trust") and BOSTON SAFE DEPOSIT AND TRUST COMPANY (the "Custodian"), and pursuant to
Section 1 of the ACCOUNTING SERVICES AGREEMENT dated as of March 20, 1989 between the Trust and THE BOSTON COMPANY ADVISORS, INC. ("Boston Advisors") (each of the Custody Agreement and the Accounting Services Agreement referred to herein as the "Agreement"), the Trust hereby supplements each Agreement as follows:

         1. The parties to each Agreement hereby agree that the WPG Quantitative Equity Fund (the "Portfolio"), a new portfolio series of the Trust, created and designated in accordance with the Trust's Declaration of Trust, shall be considered a "Portfolio" or "Fund" as defined under the terms of the respective Agreements as of the date and year indicated below; and

         2. With respect to the services rendered by Boston Advisors and the Custodian to the Portfolio pursuant to the relative Agreement, the compensation paid by the Trust for such services shall be as follows:

                                CUSTODY SERVICES
                                ----------------

I.   DOMESTIC SAFEKEEPING FEE:
     -------------------------


          COMBINED ASSETS                  ANNUAL FEE RATE
          ---------------                  ---------------
          First $50 million                .002
          Next $100 million                .000175
          Next $100 million                .000150
          Excess                           .000100

         The foregoing fees shall be calculated on the daily net assets of the combined Portfolios.


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II.      TRANSACTION CHARGES
         -------------------


Fee per non-depository                                  $17.00
eligible securities
Fee per depository eligible                             $10.00
securities
Fee per mortgage-backed                                 $10.00
securities paydown
Fee per option and futures                              $17.00
Fee per foreign transaction                             $27.00
Fee per issue per annum                                 $12.00
Fee per short term security                             $5.00
held in the account for two
months or longer

III.     CREDIT INCOME
        -------------

         Income Collection on Equities and Bonds Interest Income will be credited in good funds on payable date plus one.

         GNMAE will be credited in good funds on the fourth (4th) business day after payable date. First month principle and interest payment into a new pool will be credited on a when collected basis.

         Variable Rate Bond Income will be credited upon receipt of good funds.

IV.      SPECIAL SERVICES
         ----------------

         Fee for activities of a non recurring nature such as portfolio consolidation or reorganization, extraordinary shipments and the preparation of special response will be subject to negotiation.

V.       OUT-OF-POCKET EXPENSES
         ----------------------

         Reimbursable out-of-pocket expenses will be added to each monthly invoice and will include, but not be limited to, such customary items as telephone, wire charges ($5.50 per wire) postage, insurance, pricing services, courier services and duplicating charges.


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                            FUND ACCOUNTING SERVICES
                            ------------------------

I.       CHARGES
         -------


Year one or less than $50 million of      .02% of the value of the Trust's total
net assets                                net assets
Year two or at such time when             .03% of the value of the Trust's total
aggregate net assets equal or exceed      net assets
$50 million during year one
Year three and thereafter or at such      .04% of the value of the Trust's total
time when aggregate net assets            net assets
exceed $100 million during years one
or two

         In each case, a year shall be calculated beginning with the commencement of the Portfolio's operations.

II.      OUT-OF-POCKET EXPENSES
         ----------------------

         All reasonable out-of-pocket expenses to include, but not be limited to, such items as telephone, wire charges, courier services, etc.

III.     MINIMUM FEE
         -----------



Year one or less than $50 million of      No minimum fee
net assets

Year two or at such time when             $1,000 per month
aggregate net assets equal or exceed
$50 million during year one

Year three and thereafter or at such      $1,000 per month
time when aggregate net assets
exceed $100 million during years one
or two


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



         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date and year indicated below.

THE BOSTON COMPANY                         BOSTON SAFE DEPOSIT
ADVISORS, INC.                             AND TRUST COMPANY


By: ______________________                 By: ____________________

Title:  __________________                 Title: _________________

WEISS PECK & GREER FUNDS TRUST


By:  ______________________

Title:  ___________________

Dated:  ___________________, 1993



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